UNCOMMITTED SHORT TERM REVOLVING FACILITY AGREEMENT
Dated Aug, 12, 2010,
[No.: FA751091100812]
BETWEEN:

(1) CITIBANK (CHINA) CO., LTD. SHENZHEN BRANCH (the "Bank"), with legal address at 34/F Duty-Free, Business Building No.6, 1st Fuhua Road, Futian CBD Shenzhen, China; and

(2) SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. with legal address at Luoshan Industrial Zone, Pinghu, Longgang, Shenzhen, Guangdong, China and

(3) SPRINGPOWER  TECHNOLOGY  (SHENZHEN) CO., LTD., with legal address at Chaoshun Industrial Zone, Renmin Road, Fumin, Guanlan, Baoan, Shenzhen, Guangdong, China ((2) and (3) are combined as the "Customer").

IT IS AGREED as follows:

1. The attached "General Terms and Conditions applying to Facility Agreement" and the contents of any Ancillary Documents are expressly incorporated as terms of this Agreement.

2. Maximum Facility Amount: Equivalent to US Dollars Six Million Five Hundred Thousand Only (USD6, 500, 000)

For the purpose of calculating the Maximum Facility Amount, the calculation shall be made at relevant exchange rate determined by the Bank. If the aggregate of all amounts outstanding under this Agreement at any one time exceed the aforesaid Maximum Facility Amount as a result of a change in the exchange rate, the Bank shall reserve its right to demand immediate repayment of any such excess amount. In any event, the aggregate amounts of the outstanding under the Facility Agreement for the two customers shall not exceed the Maximum Facility Amount.

3. Currency of the Facility: USD/RMB

4. Forms and Sublimit of Utilization:

(1)	SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. applies to the forms and sublimit as follows:
. Import Financing: up to USD6,500,000 or its equivalence
. Trade Letters of Credit: up to USD6,500,000 or its equivalence
. Discounting Business: up to Equivalent to USD6,500,000 or its equivalence
. Account Payable Financing: up to USD6,500,000 or its equivalence

In any event, the aggregate amounts of the outstanding under the above respective forms of utilization shall not exceed the Maximum Facility Amount.

(2) SPRINGPOWER  TECHNOLOGY  (SHENZHEN) CO.,LTD.a pplies to the forms and sublimit as follows:

. Discounting Business: up to Equivalent to USD2,500,000 or its equivalence
. Account Payable Financing: up to USD2,500,000 or its equivalence

In any event, the aggregate amounts of the outstanding under the above respective forms of utilization shall not exceed the Maximum Facility Amount.

In any event, the aggregate amounts of the outstanding under the above respective forms of utilization for the two customers shall not exceed the Maximum Facility Amount.

5. Maximum Tenors for Each Utilization:

. Trade Letters of Credit: 1 Month
. Discounting Business: 6 Months
. Account Payable Financing: 6 Months
. Import Financing: 5 Months

6. Interest Rate / Commission Rate / Financing Rate

. In respect of each issuance of a Trade Letter of Credit, the Commission Rate is:
0.2% per quarter.

. In respect of any Discounting Business, the discounting interest rate shall be determined under the relevant Ancillary Documents.

. In respect of any Import financing, the financing rate shall be determined under the relevant Ancillary Documents.

7. Purpose for which the Facility is to be used: Liquidity needs and the purchase of raw materials.

8. Payment

(a) Paid by self-pay way to make payments, loans, loan line review by the appropriate conditions, according to the customer's withdrawal notice, the disbursement of funds to finance customer accounts, (such loan payments is called "self-pay") ;

(b) Trustee to pay by way of financing the payment, Bank  approval and the appropriate conditions, according to the customer's withdrawal notice and payment of commission, funds will be paid to the withdrawal notice in the Customer's designated recipient (the customer Trading counterparties) (payment of such loans as “trustee to pay”)

(c) Withdrawal Amount under this Agreement is equal to or lower than single 20 millions yuan (or Equivalent in foreign currency), should be used to pay for self-pay; single withdrawal amount under this Agreement more than 20 millions yuan (or Equivalent in foreign currency), should be trusteed to pay.

(d) Overdraft services under this Agreement are paid by self-pay to pay the way
Despite the above provisions，when credit state of customer going down, profit ability of main business not strong or using of financing appear abnormal, the lender have rights to adjust the providing and/ or payment of any financing.

9.  Account of gathering
Customer allowed the below accounts for gathering the financing fund and promise that will provide the cash in and out of these accounts in according with appointments of general items and terms.

Account name: Shenzhen Highpower Technology CO., LTD
Bank name:  CITIBANK (CHINA) CO., LTD. SHENZHEN BRANCH
Account number:

Account name: Springpower (Shenzhen) CO., LTD
Bank name: CITIBANK (CHINA) CO., LTD. SHENZHEN BRANCH
Account number:

10. Security and Security Provider:

. The Corporate Guarantee provided by the Guaranty signed by Hong Kong Highpower Technology Company Limited on Aug 12 2010.
. The Corporate Guarantee for SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. provided by the
Guaranty signed by SPRINGPOWER THECNOLOGY (SHENZHEN) CO., LTD. on Aug 12 2010.
. The Corporate Guarantee for SPRINGPOWER TECHNOLOGY (SHENZHEN) CO., LTD. provided by the Guaranty signed by SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. on Aug 12 2010.
. The Personal Guarantee provided by the Guaranty signed by PAN DANG YU on Aug 12 2010.
. The collateral Guaranty provided by the Agreement on pledges over account signed between the Customer.

11. Default Interest Rate:

Subject to Clause 12 of the General Terms and Conditions applying to Facility Agreement, the default interest rate shall be:

RMB: the default interest rate shall be the minimum default rate for overdue loans (including principle and interest) permitted to be charged under applicable PBOC regulations.

USD: the default interest rate shall be determined by the bank.
12.  Limitation of related transactions
12.1 Customer must promise that the financing fund will not use for paying for related transactions between customer and related party, otherwise permitted by the lender on written way. Related party include (1) affiliation, share holding companies, (whether hold directly or indirectly), joint companies, share holder (including legal person and natural person) of customer, other company that the shareholder directly or indirectly hold shares (whether dominate or not); (2) shareholder’s spouse (natural person), immediate relationship or not immediate relationship within three generations, director, supervisor, advanced management officer, and any company directly or indirectly hold by above mentioned person(whether dominate or not).
13. Facility Fee: The customer should pay facility fee according to the facility fee letter singed by the bank.

14. Independency and Severability:

14.1 Each utilization of the Facility provided by the Bank according to this Agreement is an independent transaction. This Agreement, together with each of Ancillary Documents submitted by the Customer to the Bank in respect of each utilization of the Facility, constitutes an independent contract with respect thereto. Such contract shall be automatically terminated after the Customer has repaid all the principal and interests under respective utilization of Facility.

14.2 The obligations of each Customer under this Agreement are joint and several. If any of the Customers fails to repay any amount due and payable under this Agreement, then the Bank is entitled to claim against any or all other Customers for such amounts.

14.3 If the Bank decides to cancel and/or terminate the facility granted to any of the Customers, and/or to accelerate the maturity of and demand repayment of any or all outstanding Advances, the Bank is entitled to accelerate the outstanding of other Customers at its sole discretion.

14.4 Any amendment to this Agreement shall be made in written form and shall be executed by/between the affected parties only and no consent or confirmation is required further from the other parties. Any amendment so executed shall bind upon the Bank and the Customer executing such amendment only.

15. Special Commitment
From the date of signing of this agreement until the Customer under this Agreement in full settlement of the arrears date, the customer commitment to comply with the following

Customer committed to the sale of goods and / or services income are paid into accounts opened (the "income"), and the customer's average annual receipts of not less than all of its unpaid Financing four times.

Customer hereby pledge to the lender, unless prior written consent of the lender, customers will not have any assets in which they set up any third party other than  the loan mortgage (not including the signing of this agreement has set up a security interest prior to the date Assets).

16. Special Condition:

By signing this Agreement, the Customer acknowledges and agrees that (i) the facility agreement dated March 12, 2010 (the “Original Facility Agreement”) entered into by SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD. and CITIBANK (CHINA) CO., LTD. SHENZHEN BRANCH with contract no.FA751091100312 shall be deemed superceded in its entirety by this Agreement; and (ii) all amounts outstanding under the Original Facility Agreement as of the date of this Agreement shall be deemed to be outstanding under this Agreement.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written. This Facility Agreement shall come into force upon execution by the duly authorized representatives of the parties.

[Authorized signatory of the Bank]	[Authorized signatory of the Customer]
/s/ [COMPANY SEAL]	/s/ [COMPANY SEAL]
[Printed name of signatory]	[Printed name of signatory]

Address of the Bank:	Address of the Customer:
Corporate Seal of the Customer

GENERAL TERMS AND CONDITIONS APPLYING TO FACILITY AGREEMENT

1. INTRODUCTION

1.1 These terms and conditions (these “Terms and Conditions”) will apply to each utilization of Facility under the facility agreement (the “Facility Agreement”), entered or to be entered into between the Customer and relevant branch of Citibank (China) Co., Ltd. as specified in the Facility Agreement where the Facility is granted (the “Bank”) from time to time and are binding on both the Customer and the Bank.

1.2 These Terms and Conditions are supplemented and/or amended by the Facility Agreement and shall be read together with the Facility Agreement and constitute an integral part of the Facility Agreement (collectively the “Agreement”).

1.3 If there is a conflict between these Terms and Conditions and the Facility Agreement, the Facility Agreement shall prevail; and if there is a conflict between the Agreement and any Ancillary Document (as defined below), the Ancillary Document shall prevail.

2. FACILITY

2.1 The Customer may request and the Bank may but not be obligated to grant to the Customer, upon the terms and conditions contained in the Agreement and any Ancillary Document, an uncommitted short term credit facility (the "Facility") consisting of advance, bank guarantee, standby letter of credit, trade letter of credit, discounting business, overdraft, bank acceptance draft, account receivable/payable financing and/or import/export financing (wherever applicable and subject to the Clause 4 of the Facility Agreement) in the maximum aggregate amount set out in the Clause 2 (the "Maximum Facility Amount") of the Facility Agreement on an on demand basis to the extent specified by this Agreement.

2.2 For the purposes of this Agreement, “Ancillary Document” shall be any or all of the following documents (as the case may be) which the Customer has executed or acknowledged:

In respect of an Advance, (a) Notice for Drawdown; and (b) Confirmation Advice (if any).

In respect of a Bank Guarantee or a Standby Letter of Credit, Application and Agreement for SBLC /Guarantee /Bond.

In respect of a Trade Letter of Credit, (a) Application for Documentary Letter of Credit; and (b) Agreement for Irrevocable Documentary Credit.

In respect of a Discounting Business, (a) Discounting Business Contract; and (b) any other related documents which may be executed by the Customer.

In respect of an Overdraft, (a) Overdraft Agreement; and (b) any other related documents which may be executed by the Customer.

In respect of a Bank Acceptance Draft, (a) Bank Acceptance Draft Agreement; and (b) any other related documents which may be executed by the Customer.

In respect of an Account Receivable Financing or Account Payable Financing, (a) Application Letter; and (b) any other related documents which may be executed by the Customer.

In respect of an Import or Export Financing, (a) Application Letter; and (b) any other related documents which may be executed by the Customer.

3. CONDITIONS PRECEDENT

3.1 Unless otherwise expressly provided in the Facility Agreement or any Ancillary Documents, any and each utilization of the Facility must satisfy any and all of the general conditions precedent listed in the Schedule to these Terms and Conditions to the satisfaction of the Bank.

4. DRAWDOWN AND TERMS FOR ADVANCES

4.1 In respect of each Advance, the Customer shall provide a Notice for Drawdown to the Bank not less than two (2) business days before the date of the proposed drawdown.
In each Notice for Drawdown, the Customer shall set out (a) proposed drawdown date; (b) proposed drawdown amount; and (c) repayment date for the proposed drawdown. Once the Bank receives the Notice for Drawdown, the Customer shall not cancel the proposed drawdown; and, if the Customer cancels drawdown after such notice, the Customer shall pay to the Bank all costs, expenses and/or losses incurred by the Bank from such cancellation.

4.2 In respect of each Advance, the Bank will send to the Customer a confirmation advice (each a “Confirmation Advice”). The Confirmation Advice shall set out such details as the Bank may select. The Confirmation Advice (or, if there is none, the internal records [whether in document or electronic form] of the Bank) shall be conclusive evidence as against the Customer of the terms upon which any Advance is made save for manifest error.

5. REPAYMENT OF ADVANCES AND INTEREST

5.1 Subject to Clause 5.2, the Customer shall repay each Advance in full together with accrued interests and all other amounts in respect of such Advance on the repayment date as specified in relevant Notice for Drawdown. If the repayment date is not a business day, then the repayment shall be made on the immediately following business day (and interest shall be adjusted accordingly) unless that day falls in the next calendar month, in which case repayment shall be made on the immediately preceding business day. Any amount repaid in accordance with this Clause may be re-borrowed by the Customer pursuant to the terms and conditions under this Agreement.

5.2 The Customer may request the Bank to rollover part or all of principal amount of an Advance due for repayment by providing to the Bank a new Notice for Drawdown not less than two (2) business days before the repayment date.

(a) Where the currency of the Advance is United States Dollar and the Bank agrees to rollover, then on that repayment date, the Customer shall be deemed to have repaid the Advance (or part thereof, as the case may be) and the Bank shall be deemed to have granted a new Advance to the Customer in accordance with the terms of this Agreement. For the avoidance of doubt, the Customer is still obligated to pay the accrued interest and all other amounts owing in respect of the Advance on the repayment date.

(b) Where the currency of the Advance is RenMinBi, then the aggregate rollover tenor of the Advance shall not exceed its previous drawdown tenor. If the Bank agrees to rollover, on that repayment date, the Customer is not required to repay the part or all (as the case may be) of the principal amount of the Advance that the Bank has agreed to rollover, but should repay (1) the part of the principal amount of the Advance that the Bank does not agree to rollover (wherever applicable), and (2) the accrued interest and all other amounts owing in respect of the Advance up to the repayment date. With respect to the part or all of the principal amount of the Advance that the Bank has agreed to rollover, the tenor thereof shall be calculated on aggregated basis, being the previous drawdown tenor plus the rollover tenor, accordingly, the interest for the rollover tenor shall be calculated at the corresponding interest rate on the rollover date (which is the next calendar day of the repayment date) that is applicable to a loan with the corresponding tenor.

6. PREPAYMENT OF ADVANCES, CASH COVER AND CANCELLATION OF
LC/GUARANTEES

6.1 The Customer may, with the prior written consent of the Bank and subject to compliance with any SAFE regulations (wherever necessary), prepay any Advance together with accrued interest. Any prepayment will be subject to the Customer paying to the Bank an amount sufficient to indemnify the Bank against any costs and losses incurred by it as a result of such prepayment. No other prepayments shall be permitted.

6.2 The Bank may at any time request the Customer to provide cash cover for all or part of the Bank’s contingent liabilities under a Trade Letter of Credit and/or a Standby Letter of Credit (collectively, “LC”) and/or a Bank Guarantee notwithstanding that the maturity thereof has not arrived or that the Bank has not been called upon to pay thereunder. The Customer shall provide such cash cover within three (3) business days upon request.

6.3 Notwithstanding Clauses 6.2, the Customer shall not be released from any obligation or liability under the terms of this Agreement or any Ancillary Document until the Bank notifies the Customer in writing that the Customer is so released. Notwithstanding any such notice, the indemnities contained in Clause 13 shall continue thereafter if subsequently it transpires that the Bank still has any liability under the LC/Guarantee. The Bank's decision as to whether the Bank has been released from all liabilities under a LC/Guarantee shall be binding on the Customer.

7. TAX

7.1 All payments by the Customer under the Agreement shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that the Customer is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Customer under the Agreement, the Customer shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction. All taxes required by law to be deducted by the Customer from any amounts paid or payable under this Agreement shall be paid when due and the Customer shall, within fifteen (15) days of the payment being made, deliver to the Bank evidence satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

8. REPRESENTATIONS

8.1 The Customer represents and warrants that it is a corporation duly organised under the laws of the People's Republic of China, it has the power to enter into this Agreement and any Ancillary Document and all corporate and other actions required (if any) to make this Agreement and any Ancillary Document legal, valid, binding and enforceable have been duly taken.

8.2 The representations and warranties made by the Customer hereunder shall be deemed to be repeated by the Customer on each date when an Advance is to be made or a LC/ Bank Guarantee issued or an Account Receivable/Payable Financing or an Import/Export Financing made.

9. COVENANTS

9.1 The Customer shall go through, obtain, comply with and maintain in full force and effect any and all verifications, authorizations, approvals, registrations, licenses and consents required by the PRC law to enable it lawfully to enter into and perform its obligations hereunder or under any Ancillary Document, and if required by the Bank, promptly provide evidence of the same.

9.2 The Customer shall notify the Bank forthwith of the occurrence of any event that may affect its ability to perform any of its obligations hereunder.

9.3 The Facility hereunder shall only be applied by the Customer towards financing its general working capital requirements or other purpose specified in this Agreement. The Facility hereunder must not be used for, or applied towards, any investment in stocks or in any non-core business of the Customer. The Bank is not bound to monitor or verify the application of any Facility hereunder.

10. SPECIAL CLAUSE FOR OFFSHORE SECURITIES [IF APPLICABLE]

10.1 The Customer shall comply with all relevant rules and regulations promulgated by the State Administration of Foreign Exchange (the “SAFE”) from time to time in respect of the facility secured by offshore securities. The Customer hereby undertakes: during the valid term of this Facility Agreement, the aggregate amount of (1) the aggregate drawn amount of its medium-to-long term foreign debt, (2) the outstanding amount of its short-term foreign debt and (3) the total amount delivered under securities provided by offshore institutions and/or individuals [calculated on the basis of the Customer’s actual amount of foreign debt] (the “Outstanding Debt”) shall not exceed the gap between its total investment and registered capital (the “Gap”). The Customer shall register its foreign debt with SAFE after such offshore securities have been delivered.

10.2 For the purpose of the previous paragraph, the Customer hereby undertakes: during the valid term of this Facility Agreement, it will promptly, or upon the request of the Bank from time to time, provide the Bank with relevant documents and/or information with regard to its Outstanding Debt and Gap. The Customer further represents that such documents and/or information is true, accurate and complete.

11. COSTS AND EXPENSES

11.1 The Customer shall reimburse the Bank on demand for all costs and expenses incurred by it in connection with the negotiation, preparation, execution, preservation and/or enforcement of the terms of this Agreement or any Ancillary Document and the completion of the transactions contemplated herein or therein. The Customer shall pay all stamp duty and other taxes or fees to which this Agreement or any Ancillary Document may be subject.

12. DEFAULT INTEREST

12.1 Default interest in relation to any due but unpaid sum relating to any Advance, LC/Guarantee, Account Receivable/Payable Financing, and/or Import/Export Financing shall be payable monthly on any sum not paid on the due date thereof until the actual payment date. The default interest rate is specified in Clause 9 of the Facility Agreement. Any interest overdue shall be compounded monthly.

13. INDEMNITIES
13.1 The Customer shall indemnify the Bank against all losses, amounts, liabilities (including environmental liabilities), costs (including the Bank’s lawyer fee and all other legal costs incurred in respect of any enforcement or recovery action taken against the Customer), charges and expenses arising from this Agreement or the transactions contemplated herein, except to the extent resulting from the Bank’s gross negligence or wilful misconduct.

13.2 The currency of payment under this Facility shall be the same as described in Clause 3 of the Facility Agreement. If an amount is received in a currency other than the currency of the relevant Facility that the Bank has granted (“Granted Currency”), pursuant to a judgment or order or in the liquidation of the Security Provider or otherwise, the Customer’s obligations under this Agreement shall be discharged only to the extent that the Bank may purchase Granted Currency with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Granted Currency which the Bank is able to purchase, after deducting any costs of exchange, is less than the relevant sum payable under this Agreement, the Customer shall indemnify the Bank independent of and in addition to any other obligations under this Agreement.

13.3 Both parties hereby agree that in no event shall one party be liable to the other party for any indirect or consequential losses or damages with respect to this Agreement.

14. PAYMENTS AND NOTICES

14.1 All payments under this Agreement or any Ancillary Document shall be made by the Customer to the Bank for value on the due date at such time and in such funds and to such account as the Bank may specify from time to time. Notice shall be delivered to each party to this Agreement either at the respective addresses of each party referred to in the Facility Agreement or such other address as a party may notify to the other in writing from time to time.

15. SET-OFF

15.1 The Customer agrees that in addition to any right to which the Bank may be entitled by law, the Bank may at any time and without notice to the Customer combine or consolidate all or any of the accounts of the Customer with any of its liabilities to the Bank and set off or transfer any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of the liabilities of the Customer to the Bank hereunder, whether such liabilities be actual, contingent, primary, collateral, several, joint, matured, unmatured, of any nature or in any currencies. Further insofar as any of the liabilities of the Customer to the Bank are contingent or future, the Bank’s liability to the Customer to make payment of any sum or sums standing to any of the Customer’s accounts shall to the extent necessary to cover such liabilities be suspended until the happening of the contingency or future event.

16. TERMINATION OF THE FACILITY

16.1 The Customer hereby acknowledges that the Facility granted hereunder is of short-term nature and the Bank has the right to annually review the Facility.

16.2 Notwithstanding Clause 16.1 above, the Bank shall be entitled, at any time, without any reason and without prior notice to the Customer, to cancel and/or terminate the Facility and/or to accelerate the maturity of and demand immediate repayment of any or all outstanding Advances, and/or modify any provisions of this Agreement.

17. ASSIGNMENT

17.1 The Customer may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement. The Bank may at any time assign or transfer any of its rights and/or obligations under this Agreement and/or any Ancillary Document to any other entity/person by giving a notice of the assignment or transfer to the Customer. The Customer agrees that the notice of assignment or transfer may be in any written form at the sole discretion of the Bank and no consent or approval from the Customer is required for such assignment or transfer. This Agreement and/or any Ancillary Document will continue to be effective against the Customer, and the Customer agrees to be bound and continue to be bound by this Agreement and/or any Ancillary Document notwithstanding such assignment or transfer. The Bank may disclose to any entity/person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement and/or any Ancillary Document a copy of this Agreement and any information (including, without limitation, any information on the Customer and the Security Provider and the credit relationship of the Customer with the Bank) which the Bank has acquired under or in connection with this Agreement and/or any Ancillary Document.

18. INFORMATION DISCLOSURE

18.1 The Customer hereby consents to the Bank’s disclosure to any of its branches or sub-branches, subsidiaries, parent companies, affiliates, representative offices, agents and third parties selected by any of them (the “Related Party”, wherever situated) any information relating to the Customer and this Facility (including without limitation, any information obtained by the Bank for credit review and assessment purpose) for confidential use (including without limitation, for data processing, statistical, risk analysis and credit monitoring and tracking purpose). The Customer shall procure and cause the Security Provider to consent to such disclosure and to comply with the provisions herein. The Bank and any Related Party may disclose any such information as required by any applicable law, regulation or rule, court, regulator or legal process.

19. GOVERNING LAW AND JURISDICTION

19.1 This Agreement shall be governed and construed in accordance with the PRC law.
The courts of the place where the Bank is located shall have a non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

20. INSTRUCTIONS BY TELEPHONE OR FAX

20.1 The Bank shall not be obliged to act on or accept any oral or facsimile instructions from the Customer, unless otherwise agreed by the parties. In any event the Bank shall not be liable to the Customer for any losses arising from any misunderstanding arising out of any ambiguous, illegible or unclear instructions.

21. SEVERABILITY OF PROVISIONS

21.1 The invalidity, illegality or unenforceability of any provision of this Agreement or any Ancillary Document shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement or any such Ancillary Document.

22. FAILURE OR DELAY NOT A WAIVER, AMENDMENT

22.1 No delay or omission by the Bank to exercise any right under this Agreement or any Ancillary Document shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement or any Ancillary Document shall be deemed a waiver of any other breach or default. No amendment or waiver of any provision of this Agreement or any Ancillary Document shall in any event be effective unless the same shall be in writing and signed by the Bank.

23. LANGUAGE

23.1 This Agreement shall be executed in both Chinese and English and each version shall be equally valid. In case of any conflict between the Chinese version and the English version, the Chinese version shall prevail.

SCHEDULE

General Conditions Precedent

Pursuant to the Clause 3 of the Terms and Conditions Applying to the Facility Agreement, all of the following conditions must be met to the satisfaction of the Bank before each and any utilization of the Facility:

1. The Bank has received all the following documents regarding the Customer:

(a) a copy of the Customer’s valid Articles of Association and any of its amendments;

(b) a copy of the Customer’s valid Business License;

(c) board resolution(s) of the Customer, including the approval of and the authorization to the Customer's borrowing of the Facility and the execution of the Agreement and any Ancillary Document;

(d) the authorization from the Customer of a person or persons to execute this Agreement and any Ancillary Document and the specimen signature(s) of such authorized person(s);

(e) the copy of loan card of the Customer (applicable to the Customer which is established under PRC law).

2. Any and all the Ancillary Documents have been duly completed, executed and received in form and substance satisfactory of the Bank.

3. The proposed date for the making of an Advance or the issuance of a LC/Guarantee is a business day of the Bank.

4. Other documents the Bank may request from time to time.